EXHIBIT 99.2

Fourth Quarter 2014 Earnings Conference Call
January-29-2015
Confirmation #13598705

IDEX Corporation
Fourth Quarter 2014 Earnings Conference Call
January-29-2015
Confirmation #13598705

Operator: Greetings. Welcome to the Fourth Quarter 2014 IDEX Corporation Earnings Conference Call. At this time, all participants are in listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Michael Yates, Vice President and Chief Accounting Officer. Thank you, Mr. Yates, you may begin.

Michael Yates: Thank you, Rob. Good morning, everyone. This is Mike Yates, Vice President and Chief Accounting Officer for IDEX Corporation. Thank you for joining us for our discussion of the IDEX fourth quarter and full year financial highlights. Last night, we issued a press release outlining our Company’s financial and operating performance for the three- and 12-month periods ended December 31st, 2014. The press release, along with the presentation slides to be used during today’s webcast, can be accessed on our Company’s website at www.idexcorp.com.

Joining me today is Andy Silvernail, our Chairman and CEO, and Heath Mitts, our Chief Financial Officer. The format for our call today is as follows: We will begin with Andy providing an update on our outlook, including an update on markets, geographies and capital deployment, and then he will review the fourth quarter and full year financial results. He will then walk you through the operating performance within each of our segments. Finally, we will wrap up with our guidance for the first quarter and full year 2015. Following our prepared remarks, we’ll then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay, beginning approximately two hours after the call concludes, by dialing the toll-free number 877-660-6853 and entering conference ID number 13598705, or you simply may log on to our Company’s homepage for the webcast replay.

As we begin, a brief reminder, this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.

With that, I’ll now turn the call over to our Chairman and CEO, Andy Silvernail.

Andrew Silvernail: Thanks, Mike. Good morning, everybody. I appreciate you joining us for our fourth quarter call and a look at the full year and our outlook.

At the end of the day, IDEX had a very strong 2014. We had sales up 6%, and that was up 5% organically, sales and operating margin increased in all three segments, and we delivered 16% adjusted EPS growth. We achieved these results in a continued volatile market and I think we all know that we’re seeing that extend into early 2015, but we had outstanding execution, we overdrove productivity, and we’ve really continued to focus on our core products and customers, and I’m very, very proud of the results that the team has delivered.

I’m going to take a minute here and just talk about what we’re seeing in the world. I’ll break it down in terms of the markets and also the spaces that we play in and talk about geographies.

If we look at that macro-environment for 2015-I mean, obviously, we’ve had a couple of major changes in the last 90 days-about a quarter of our business is in Europe and, obviously, with the deterioration of the euro and the British pound against the dollar, this creates some pretty good sized headwinds for us as we go into the year, and that equates to about $0.15. It’s certainly different than when we were with you about 90 days ago.

We’ve also had the drop in oil prices, and that’s not a huge impact on our business. We’ve got about 11% of our business that’s in energy of some kind, 2 to 3% of our sales is upstream, and longer term we know there’ll be good economic benefits that will benefit IDEX as a whole, but in the short term it is modestly negative to IDEX in 2015.

Also, as we have communicated, really, this time last year, and throughout all of last year, we knew we had about $50 million of one-time large projects that principally hit in the first half of last year, and so we really have to fill that hole as we go through 2015.

Together, these items are worth about $0.35 to $0.40 of headwind through the year. Regardless of that, we’re going to grow in 2015. We’re going to grow in the top line and we’re going to grow in the bottom line. We anticipated a lot of this headwind early in the last year, and, also, just the work that we’ve done in terms of segmentation, it really prepared our business to continue to grow profitability and to grow organically.

In the fourth quarter, we took almost $14 million of cost actions. They’re going to deliver $15 million of profitability for us in 2015. We really were able to optimize our cost structure, increase our competitiveness and reallocate resources. One of the things that we talk about a lot here in IDEX is the idea of cutting and building, taking resources from places that aren’t as productive, aren’t as profitable, and moving them aggressively into other areas of the Company, and we’ve done that this year, and we’re going to move up to, say, $12 million in continued growth investments throughout the year.

So, with that, let me take a few minutes and talk about the end markets, the regions around the globe, and then I’ll also talk about the acquisition environment.

First, in terms of end markets, if you look at energy and chemical, specifically, since our third quarter call, obviously oil prices have fallen dramatically. This impacts principally our energy platform and BAND-IT, and, again, about 11% of our business touches the energy world and 2 to 3% is upstream. Overall, this impacts mostly our FMT segment, the business, some in Europe and the Middle East are clearly impacted by it, and certainly the BAND-IT business, which does have exposure to down-hole drilling. At the end of the day, we don’t expect much of a material change to our outlook in 2015. We’re assuming that oil prices remain where we are today and the impact to rig count, et cetera, the negative trend that’s happening is going to hold throughout 2015.

Our core energy business and our core chemical business, however, is doing quite well in North America, there’s some softness in Europe, but, generally, that business is really holding up.

The industrial side is strong. North America is particularly strong. In this business, where we’re focused in on the core markets, we’re delivering new products and we’re certainly seeing our ability to take share in those markets.

Analytical instrumentation, it’s really rebounded from the third quarter of last year. We talked about that principally being an inventory issue, that is exactly what happened, and we saw a nice pickup in the fourth quarter and we expect solid growth here throughout 2015.

The ag market, which this time last year we started talking about the softness and our expectations for that, it has been soft, principally in the OEM business, but the aftermarket, which is large and profitable for us, has remained solid and we expect it to do so through the balance of the year.

Finally, on the municipal front, the US business has definitely picked up. The rest of the world hasn’t as much, but we have seen a pickup in overall spending in municipal markets, and this has impacted our water business and certainly our rescue business in the US.

EPEC, which is our pipeline inspection business, has had really just an outstanding last 24 months. They’ve launched a handful of new products that I’ll talk about later, but they’re growing very, very nicely.

If we turn to the regions around the world, North America has been solid and I expect it to be solid in most end markets, but particularly in our chemical, industrial and our instrumentation businesses, that’s been rock solid for us and we expect it to do so for the balance of the year.

Europe, a different story, obviously it’s been soft. It was negative for us, as we look at the fourth quarter. We do expect it to grow modestly throughout the balance of 2015, but, generally, we think the trends in Europe are going to continue.

That said, the trends in China, China has been soft also. It’s still growing. It is a strategic region for us, we’re going to continue to make investments there, but you have to willing to live with the volatility in that marketplace and it certainly has been so for the last 18 to 24 months, and we think for the balance of this year, also.

The Middle East is going to be tough. With the drop in oil prices, we expect spending to come down some and we expect there to be some contraction in that marketplace throughout the year.

With that, let me move to a little bit on capital deployment. So, we have very aggressively been reinvesting in the business for both growth and productivity. We increased our cap ex over 50% from 2013, to about $48 million in 2014, and really targeted around how can we accelerate organic growth and how can we continue to drive productivity, and that’s why you’re seeing a lot of the margin improvement you’ve seen, really, in the last few years.

A lot of what we’re doing is really moving capital to very specific investments that we saw come to fruition here in 2014. We doubled the size of our India facility to meet demand and that serves multiple platforms. In our fire business, we really targeted new markets for fire suppression trailers in the power generation market, and that was really untapped prior to 2013. Our sealing and our CFP businesses opened new facilities for new product lines that they’re going to introduce throughout the year, and Viking expanded its R&D capabilities for really new product introductions.

These have had really tangible benefits in 2014, and they’re going to continue through 2015, and that’s why it’s so critical for us to continue to move resources, people and capital, to our best businesses, and so we’re going to continue to do that in 2015.

You should expect from us, from a capital perspective, to continue around 30% of our earnings going into dividends, and also this year you should expect about a net 2% decrease the share count. In 2013, we repurchased about 3 million shares at a cost of $223 million.

Finally, let me address what we’re seeing in the M&A world. Our funnel of opportunities remains strong and the targets that we’re looking at meet our strategic and our financial objectives. The valuation environment hasn’t changed, it’s still challenging, but we are really pressing on cultivation and we think that’s starting to pay off, and it’s our responsibility to make sure that we use the capital intelligently and we really deliver value for you, our shareholders. I’m optimistic about 2015. I will be disappointed if we don’t close $250 million of acquisitions in 2015.

With that, let me turn to the full year results. I’m on Slide 4. Just as a reminder, all of the information here excludes the impact of the restructuring that we did in the fourth quarter.

So, revenue for the year was $2.1 billion, up 6%, 5% organically, with increases across all the segments. Orders were also up $2.1 billion, up 2%, 1% organically. If you look at adjusted operating margins, they were 20.7% for the year, up 120 basis points. Across the board, outstanding results in terms of profitability and the ability to continue to extend margins, a real focus on elimination of complexity and driving productivity across the businesses. Free cash flow was $326 million. That was 117% of net income. It’s worth pointing out, that if you look at working capital across the last three years, we’ve taken our working capital down from 22% of sales to 17% of sales this year, so just an outstanding job by our teams. Finally, EPS for the year was $3.57, and that was up 16% on an adjusted basis year-over-year.

In the fourth quarter, we had a 1% increase in organic orders, a 2% increase in sales, really lead by FMT and HST. Operating margin was up 60 basis points from the prior year at 20.6%, and really just a great job by HST, which delivered a 470-basis-point margin improvement to 22.9%, which is really just outstanding for the teams. Across the board, in that segment, the business has really delivered nicely. Free cash flow was down 7% in the quarter and really due entirely to increased cap ex spending. Adjusted EPS was $0.89 or a 9% increase over prior year.

Again, these results give us really, really nice momentum as we go into 2015.

All right, let me turn to the segment discussions. We’ll start with fluid metering. I’m on Slide 5. FMT closed out 2014 with a 3% increase in orders, resulting in 2% for the full year. Organic sales were up 2% in the quarter; again, up 2% for the year. Op margin was flat in the quarter, but it was up 60 basis points to 24.8%, really just an outstanding performance. Across the segment, all the businesses were positive except for ag, so just a nice job.

If you look at water services, we’ve seen municipality spending is growing in the low single digits when you look at it across the globe, but our business has far outpaced that. They’ve done a great job of segmentation, they’re winning share in their core, and they’re driving organic growth and profitability.

EPEC, as I mentioned before, has done a wonderful job with new products. They have delivered a new ROVION system that in the last five years has really helped them double revenue and they’ve grown margins by a thousand basis points, and they’ve filed 34 patents for that new product. They’ve delivered over a thousand systems and that is relative to only 400 systems that had been delivered in the previous 14 years. So, we expect that performance to really continue and be outstanding in 2015.

If you look at energy, again, our exposure here to falling oil prices I’ve talked about. We will see some issues in Europe, in the Middle East in particular, but it’s a relatively small piece of our business, 2 to 3%, as we mentioned, that’s upstream, and the bulk of our business, which is midstream, we’re nice performance and a solid backlog as we go into 2015.

Chemical, there is some softness in Europe, but North America, the distribution business is solid, Asia is solid, and we’re seeing really nice performance out of our Viking pump business.

Finally, ag, that is an area of caution for us. We expected it to be soft given what’s going on with the OEMs, we were prepared for that, but we’re going to see nice growth in the industrial side of that business and we expect the distribution business will continue to be solid.

All right, let’s turn to Slide 6 and let’s move on to health and science. In the fourth quarter, organic orders were up 2%, organic sales were up 5%, and for the year HST had 3% organic order growth and 4% organic sales growth. The improvement in operating margins was just outstanding. As I mentioned before, margins were up 470 basis points in the quarter and they were up 190 basis points for the year, and there were some really excellent contributors in here.

I guess, first of all, scientific fluidics has a really solid quarter in terms of growth and profitability, our optics business had great productivity and continues to move profitability upwards, and our material process business had a couple of large projects that pushed through with great execution and nice profit mix.

If you look at scientific fluidics, as I mentioned, we closed out the year real nicely and we saw that trend move from where we saw softness in the third quarter to really nice performance in the fourth quarter, as inventories normalized and we saw a regular pull in that business. We see pretty nice tailwinds as we head into 2015. If you look at the bio business, in vitro diagnostics and analytical instrumentation, we think there’s a very, very healthy pipeline of businesses coming out in terms of end market OEM products and we have continued to win share on those products.

If you look at optics and photonics, a very nice quarter, we’ve absolutely seen that business stabilize, and really strong movements in profitability, as we had expected and as we had committed.

Also, if you look at the industrial side of what sits in HST, really great performance, particularly if you look at Gast. That’s a business that I had responsibility for when I first joined IDEX, and Eric Ashleman and the team there, within that business, have just done a terrific job of growing sales and profitability.

All right, I’m on our final segment, diversified, and you’ll want to flip to Slide 7. As we’ve talked about consistently, our great success in 2013, and most of 2014, we had some large project wins that delivered terrific performance, but, obviously, that creates headwind for us in 2015, in particular, really in the first half, and the large dispensing order that we had was mostly delivered in the first quarter. In the fourth quarter, organic orders were down 7% and they were down 4% for the full year. Both declines were due to these large non-recurring orders that I just spoke about. Organic sales for the quarter were down 5% on lower volume in our dispensing equipment business, but grew 13% organically for the full year. There were some really significant opportunities.

We’re always going to see pretty significant large projects as we look at dispensing, rescue and fire, and that’s going to create difficult comps here in the year, but we’ve got great initiatives that are paying off across the segment. BAND-IT 20 and transportation, cable management and industrial, the dispensing team continues to have really outstanding core growth. We’re seeing the X-Smart product, which has been a home run for us, continue to grow in that business, and, really, it’s one of our most global businesses and we continue to penetrate markets throughout the world.

Finally, if you look at the fire suppression group, the team just did an excellent job this year, executing on pent-up demand in that trailer business that I mentioned earlier, and we expect that business, while it’s going to have a little bit of a dip here versus 2014, that’s a business that’s going to continue to grow for us and really pay nice dividends. We expect the core business in the US and China to be relatively flat, but we’ve got a slew of new products that are being brought to market here and we expect to see growth throughout the year.

All right, I’m on Slide 8 and let’s talk about the full year guidance. We expect low single-digit organic growth across all the platforms for the year and that’s going to deliver $0.05 to $0.10 of incremental EPS. It’s important to note that the $50 million of non-recurring projects in 2014 present two to three points of organic headwind in 2015, and I know we’ve talked about that a lot throughout last year, but you can expect to see the vast majority of that in the first half and, obviously, a big piece of that here in the first quarter. So, if you balance for that, the 1 to 2% organic growth that we’re talking about really looks like 3 to 5% on the core business.

The impact of FX I mentioned before, it really hits us with the euro, the Canadian dollar and the British pound, and that’s about $85 million of top line and about $0.15 of EPS.

For the full year 2014, we had a 28.8% tax rate, due to a number of one-time items, we don’t expect that to continue, and also with the strength of the US business, our tax rate is going to creep a little bit and we expect 2015 to be 29.5%, which is about a $0.05 headwind if you look at it on a comparative basis.

We will continue our share buyback program and that adds about $0.11 in 2015, and then the restructuring actions that we took in the fourth quarter will add about $0.14 in the year.

Finally, if you look at productivity net of inflation, that’s going to get us about $0.08, just a great job by our teams really driving that productivity, and then we’re going to continue to make the investments that I spoke about earlier for growth and for productivity, and that’s about a $0.10 investment for the year.

All right, let’s look at Q1 and full year guidance. I’m on Slide 9. If we look at the estimates, we’re talking about $0.81 to $0.83, with an operating margin of about $0.20 in the first quarter, that compares to the $0.91 last year, but keep in mind in the first half of 2014, and predominantly Q1, we had very strong incremental margins from that large dispensing order, and this is also compounded a little bit by, obviously, the strong FX issues that we’re seeing here, compared to 2014.

In Q1, we think the tax rate is going to be 29.5%. We estimate about a 5% top line sales headwind from FX, and that’s about $0.05 of EPS versus the prior year.

A few more modeling items for you. You should expect about 21% op profit for the year and about $0.15 of FX headwind, which is about 4% top line also for the year. Full year cap ex should be about $45 million, free cash flow will about 120% of net income, and you should expect about 2% net share reduction for the year.

As always, in these earnings, don’t include any impact from acquisitions or the costs associated with that, as we look at our guidance for 2015.

So, with that, let me pause here and turn it over to the Operator for questions.

Operator: Thank you. We’ll now be conducting a question and answer session. If you’d like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment, please, while we poll for questions.

Thank you. Our first question comes from the line of Matt McConnell of RBC Capital Markets. Please go ahead with your question.

Matt McConnell: Thank you. Good morning, guys.

Andrew Silvernail: Hey, Matt.

Matt McConnell: Could you give us the organic revenue that you’re looking for in the first quarter, and then I wonder if there’s a ramp-up through the year built into that independent of the dispensing comps, because the first quarter guidance is only about 22% of your full year guidance, which is lower, so it implies a little bit of a ramp through the year? Is that just FX or is there something else in the first quarter.

Andrew Silvernail: No, you’ve got-really, the impact that you’re looking at for the year is that the one-time business impacts really had a very strong balance in the first quarter of last year, and obviously we had a very strong Q1 of last year. We think organic growth in the first quarter is probably flattish, that’s our guess, maybe slightly up but flat generally, and as you move through the year you’ve got a couple of things happening. Number one, we do expect some modest pickup, not dramatically, but some modest pickup in the business. There’s some seasonality as you look at the second quarter, in particular. And we’ve got a number of new products that started to hit late last year and we see ramping up as we get into the second half of last year.

So, obviously, as you look at the first quarter, that’s a pretty big hole relative to last year, it is entirely that dispensing order, but the rest of the businesses are really performing very, very well.

Matt McConnell: Okay, great, thanks, that’s helpful, and then … (cross talking).

Andrew Silvernail: Matt, one thing, just to give you a sense of it, in the first quarter alone, from a top line basis, the dispensing order is four-point impact to the top line.

Matt McConnell: Right. That’s for the whole business, not just the segment.

Andrew Silvernail: No, that’s for all of IDEX.

Matt McConnell: Yes, okay, got it. Then, is there a pipeline of any more of these potential lumpy projects? The reason I ask is that the projects that are creating the tough comps, you know, they’re not exactly flukes. You’re investing in new products, in new channels. So, it drove nice growth last year, but is there anything in the pipeline that could be comparable or a repeat of what you saw last year?

Andrew Silvernail: You know, I don’t think-on the dispensing side, the answer to that is no. First of all, you’re absolutely right, that is the nature. If you look at dispensing, and to some degree rescue, and now with the trailer business with fire, you’re going to get some of that, that’s just kind of part of the business. Dispensing tends to have a little bit more volatility there, or change year to year, because you tend to get large refresh orders from big box retailers. We have a pretty good view of what’s going to happen and when it’s going to happen in the year, and so we can see that. I don’t see big dispensing orders this year, on a comparable basis, to what we saw last year. But, if you look at rescue and you look at fire, there’s always a pipeline, and there is in dispensing, too, there’s always a pipeline.

So, you’re right to say that it’s not a fluke, we are investing in new products, and it absolutely allows us to do that. So, if you look at the rescue business, if you look at fire and if you look at dispensing, all of the big wins that we’ve talked about really were because of outstanding new products and very, very good service operations.

Matt McConnell: Okay, great. Thank you.

Operator: Our next question comes from the line of Nathan Jones with Stifel. Please go ahead with your question.

Nathan Jones: Good morning, Andy. Good morning, Heath.

Andrew Silvernail: Hey, Nathan, how are you?

Nathan Jones: Good, thanks. How are you?

Andrew Silvernail: Good.

Nathan Jones: If we could talk a little bit about energy-I know you’re primarily downstream, refined products. I’m sure this is not baked into your guidance or anything, but could you talk about the potential for any kind of increased demand there, based on the fact that oil has gone down, so gasoline has gone down, you know, the potential for US people to drive more, that kind of stuff, and the impact that could possibly have on your business?

Andrew Silvernail: As you might imagine, we’ve looked at that pretty hard. I think the issue that you have within the window that we’re talking about it, which is-let’s just put it in the bracket in 2015-is you have a relatively dramatic negative impact in the first half of the year, you know, just because of projects either being put on hold or being slowed down, et cetera, and the residual impact of what was effectively a giant tax cut across the world and the money coming back into the system, that just takes longer to prime the pump. I expect the benefits of that to be potentially late in this year, and then as we look at 2016 and beyond if this continues. If you net it out, I think it’s actually a net positive for IDEX over a couple of years, but certainly in the first half, and principally in 2015, it’s a slight net negative.

Nathan Jones: Yes, that’s I would have thought, too. So, you take a little bit of pain up front for a little bit of gain down the road.

Andrew Silvernail: Yes, I think that’s right.

Nathan Jones: You guys have done a fantastic job over the last few years increasing productivity, increasing margins and targeting these growth investments. You called out 12 million in 2015. Can you give us a little bit more color on where that’s going?

Andrew Silvernail: Yes. So, we called out 12 million that hits P&L, but also, you know, if you look at the 45 million in cap ex-we did 48 million this year, we’ll do 45 next year, which is up meaningfully from our historical run rate-I mean, it’s still not a big number, really-a huge amount of that money is going into growth and productivity. So, if you focus in on the 12 million, it’s really going into the front end of the business, in a few places. It’s going into sales channel development, so feet on the street, and the development of distribution, mostly incremental distribution outside of the US and Europe. We’ve got outstanding historical distribution in those two regions, but if you look at other parts of the world, it still has got to mature, so there’s money going into there. More money going into new product development, engineering talent principally, that we’re building out.

There are five or six businesses, in particular, that we are pushing more money into because we think the profit pools and the growth aspects of that are really outstanding, and that would be-if you look at our Viking business, as an example. Our energy platform, even though it’s having some troubles today, we’re putting more money into CFP, into energy, we’re putting more money into scientific fluidics and into optics, and then-and I’m just talking about the things that are kind of incremental to some of the investments that we made before, but, principally, the 12 million is going into the front end of the business.

Nathan Jones: Okay. Then, just looking at HST, you’ve got margins at the highest level since you bought CVI, which was dilutive to margins, and then, as far as I can see, the second highest quarter ever for that business. Can you talk about what-and I assume that means that the non-CVI businesses continue to expand margins through that. Can you about how sustainable margins are at this level, what kind of long-term target you think you can get to in that business?

Andrew Silvernail: So, a couple things. First of all, you’re absolutely right, you know, talking about the op margin, but if you look at it on an EBITDA basis, it’s actually well ahead of any record on an EBITDA margin basis, so really a great job. It’s not one business, right? So, certainly the optics business has continued to improve profitability, but if you look at scientific fluidics, if you look at material process, if you look at the sealing business, if you look at Gast and Micropump, every single one of those has seen margin expansion this year and in the quarter, so it’s pretty broad based, and it comes down to a real focus in on a couple of things. Number one, really a tight view of segmentation, where we’re really understanding where the profit pools are and where the growth can come from; it’s investments in productivity, so we’re seeing a nice mix change within each of the businesses in terms of more profitable business, and we’re also seeing some really nice productivity gains.

Just one example of that, and I think this is a wonderful example, is when I joined IDEX in 2009, the Gast business, since that time profit margins in that business have doubled, and that’s just an example of that, and I think they’re just a wonderful example of being able to consistently drive profit improvement.

Now, in terms of sustainability at this level, I think this is a little bit high. If I look at the first quarter-the first quarter margins will be down sequentially from the fourth quarter, just from the nature of the mix of the business and some volume, but I think you should expect margins that are consistently in this neighborhood, north of 21%, 21/22%, based on how we’re performing today-and by the way, we have an expectation that margins will continue to get better over time.

Nathan Jones: All right, thanks very much.

Andrew Silvernail: Thanks, Nathan.

Operator: Our next question comes from the line of Scott Graham of Jefferies. Please go ahead with your question.

Scott Graham: Hey, good morning.

Andrew Silvernail: Good morning, Scott.

Scott Graham: I was hoping that you could tell us about price versus cost this quarter? How was pricing?

Andrew Silvernail: We’re still getting a nice price. Heath, what was the total?

Heath Mitts: Price for the year, for 2014, was somewhere around 1.1/1.2% gross, relative to the inflationary pressures, so that outpaced the inflationary side by, let’s call that half a point or so. As we look for ‘15-and I’d say it was consistent quarter to quarter, Scott, so it wasn’t a spike in any one quarter, it was pretty consistent. Most of our price increases tend to go out in the-announced and then effective-kind of in November/December/January timeframe. So, largely, the price increases that we expect in 2015 are in place and we’ve got a pretty good feel for what’s going to stick relative to that. So, we still feel pretty good about our ability to outpace input pricing pressures or inflationary pressures on that side, the material side specifically, by another, let’s call it, you know, 0.3 to 0.5 of a point.

Scott Graham: Okay. Could you also tell us how much of your organic growth in 2014 was attributable to higher oil as an end market? I know it’s in the 10% of sales range, so I’m sure it wasn’t much, but was that a needle-mover for you on the top line?

Andrew Silvernail: Not really, not really. The impact that we’re seeing here for the year, it’s probably-net net, it’s probably a point of organic growth that we’re being impacted by in ’15, from what we’re seeing, plus or minus, but I’d have a hard time giving you what the incremental ’14 over ’13 was relative to the oil price.

Scott Graham: Fair enough. Last question. You mentioned, Andy, that you’d be disappointed if you didn’t close $250 million of acquisitions. The first question is (a) I’m assuming that that’s outlays as opposed to sales, and (b) could you tell us more about that, I mean, could you give us something a little bit more granular on the confidence, sizes, that kind of thing, how close you are to the alter here?

Andrew Silvernail: So, you’re right, first of all, the 250 that I talked about is certainly outlays. My confidence level comes from two things. Number one, the things that are in our funnel today, and we really look at it like a sales funnel almost, are things that are really cultivated businesses, so they’re not auctions. So, any time, you know, what you’re dealing with this deep into the funnel and there are auctions, you just don’t know how it’s going to go, where these are really proprietary deals that we’ve cultivated over a long period of time. So, we feel pretty good. We’ve got a few right now that, really, we’re at kind of the end stages. That being said, things do happen. We’ve got a couple of deals that we feel great about and we think we can get them over the finish line here in the not too distant future. That certainly wouldn’t get us to the total 250 that we’re talking about, but I feel very, very good about the funnel that we have in general.

Scott Graham: Would you say that there are deals that are close or, let’s say, within the hoped for 250 that are in excess of $100 million in sales?

Andrew Silvernail: In sales? No, no, not in sales. In aggregate, if we deploy the 250, it should add over $100 million in sales, but the stuff that we’re far down the pipeline today, none of them are over 100 million themselves.

Scott Graham: Gotcha. Thanks a lot.

Andrew Silvernail: No problem. Thanks, Scott.

Operator: The next question comes from the line of Allison Poliniak with Wells Fargo. Please go ahead with your question.

Allison Poliniak: Hi guys, good morning.

Andrew Silvernail: Good morning.

Allison Poliniak: On working capital, you made a nice move, the 17% range. As you look across your businesses, is that a good run rate, do you still see some room for improvement there? Could you talk about that a little bit?

Heath Mitts: Yes. So, the 17%-you know, 15% in businesses in like ours is truly kind of world-class, so I think the 17 is-I’ll put it in the very good category. That being said, as you might imagine, across the distribution, we’ve got some businesses that are running in the 10% range, and even a couple that are actually in the single digits, and then we’ve got a couple of outliers that are actually in the mid-20s. While, certainly, I don’t think we’ve got 500 basis points of improvement in us, we’ve got two or three good sized businesses that are in the mid-20s that really should be businesses that are in low 20s, high teens, so we’ve got some room.

Allison Poliniak: Great, great, and then just turning fire and safety, I think you guys have talked about 24% EBIT margins as a fairly decent run rate. As we look to ’15, obviously, challenges (inaudible) potentially with energy and those large orders not recurring. I mean, should we be thinking a level lower this year?

Andrew Silvernail: You know, plus, minus, I don’t see that a lot different. If you look across the businesses, BAND-IT will get hit a little bit on the energy side, but they’ll still grow, so net net, they’ll still grow that business, so I feel pretty good about that. The core dispensing business, the non-I shouldn’t call it “core” really-the non-project business is growing nicely and the underlying profitability has continued to improve. The fire business, in the last three years we’ve improved profitability by a thousand basis points, so we’ve made a nice run there.

Heath, what would you add to that?

Heath Mitts: No, I think, largely, it balances out. Just to follow on Andy’s comments, I think we’re probably-you know, this business-and I’ve said this before on these calls-this particular segment feels the pinch of mix more pointedly than almost anything we have in our other portfolios, just because you have four distinct businesses in there with different profit profiles, albeit all very impressive. It’s just a couple of those businesses, specifically rescue and BAND-IT, tend to be much more profitable than dispensing and fire.

Having said that, some of the things, from a project perspective, that are coming off this year versus last year are being replaced with things that we feel pretty good about mix-wise. So, even though we’re going to feel a top line pressure there, to hold margins in the mid-20s, I think is very reasonable there.

Allison Poliniak: Perfect. Thanks, guys.

Andrew Silvernail: Thank you.

Operator: The next question is from the line of Brian Konigsberg with Vertical Research. Please go ahead with your question.

Brian Konigsberg: Yes, hi, good morning.

Andrew Silvernail: Good morning.

Brian Konigsberg: Just touching more on, I guess, chemical and midstream in North America, which it sounds like you feel pretty confident about what’s going on, I’m just curious, as far as your, I guess, participation and maybe your sensitivity to the markets, I mean, are you more, I guess, related to ongoing utilization and activity rather than new projects? Maybe just start there.

Andrew Silvernail: Yes. So, the core of our business, as we look at energy, is really around custody transfer and metering, and so we tend-if you look at this business over time, when the energy markets are booming, the question we always get is “Why isn’t your energy business growing as fast?” and when things struggle, we tend to outperform, and so it just doesn’t have the same beta that the overall energy market has. So, we tend to be custody transfer, we tend to be more metering, we’re not as driven by the project business. Actually, if you look at the growth of that business, you know, pre what we’ve seen happen here in the last six months, that’s been kind of a mid- to high-single-digit grower for us for the last three or four years, and really on the back of excellent kind of day-to-day business, not big project business.

Brian Konigsberg: So, to the extent we do start to see some maybe deferrals or cancellations of new projects, you don’t anticipate that to impact your outlook much?

Andrew Silvernail: You’ll see some of it. As an example, last year, as the issues in the Middle East really started to pick up, our SAMPI business, which is dealing a lot with skids, that business really dropped off, and that’s at kind of a historical low for us right now, and so that’s kind of impacted. But, generally, large-scale cancellations, we’re not playing in the down-hole or in the rig side very much, it’s kind of 2/3% of the business, so it just won’t have the volatility that people who are really exposed to upstream have.

Brian Konigsberg: Okay. Then, just coming back to price/cost, so I think you mentioned you still anticipate some inflationary pressures. I mean, just kind of looking at a lot of the primary commodities, you are seeing deflation, not inflation. Are you just locked into some of these costs for a period of time and if we remain at levels that we are today, you would anticipate that to start to be a tailwind at some point?

Andrew Silvernail: We don’t have very many locked contracts. We have a couple of things with some specialty metals that are locked in, and some motors contracts, as an example, that have longer lead times to implement those things, but it’s not really big. If you kind of look at our overall supply, our supply chain, it looks like, frankly, how we deliver to the marketplace, right? We’re buying relatively small lots of things, and so the overall kind of price pressure on either side of the equation is never really big, unless you have something kind of really crazy happen in the marketplace which historically has not happened.

The other side of inflation, right, is just wage inflation. If you kind of start a year and you expect to have kind of normal wage inflation and very, very modest input inflation, for us, that’s kind of a 25-ish million dollar number that you walk into the year with, right, that you’ve got to cover. So, the 8 million in net productivity that we’re talking about, what that really means is we’re taking out kind of $33 million to $35 million of gross costs and we’re netting 8 million-sorry, $0.08 a share, so it’s a little bit more than that. So, it’s a nice number that we’re getting in total productivity.

Brian Konigsberg: Got you. Okay, great. So, the net productivity of $0.08 includes the spread between the price and cost?

Andrew Silvernail: Absolutely, yes.

Brian Konigsberg: Okay.

Andrew Silvernail: And in wage inflation.

Brian Konigsberg: Right, wage inflation. Great, I’m good. Thank you very much.

Andrew Silvernail: Thanks.

Operator: Our next question comes from the line of Charley Brady with BMO. Please go ahead with your question.

Charley Brady: Yes, thanks. Good morning, guys.

Andrew Silvernail: Good morning, Charley.

Charley Brady: Can you give us-and if you said this, I’m sorry if I missed it-if you exclude those one-time projects, what the organic growth would have been in the diversified business, fire, safety, diversified, and kind of what the orders would have looked like if you X-ed out the kind of one-time stuff?

Andrew Silvernail: Are you talking for ’15 or for ’14, Charley.

Charley Brady: I’m talking what we saw in Q4 and for the year.

Andrew Silvernail: Oh, okay. Yes, Q4 doesn’t have a big impact. The vast majority of what we’re talking about here happened in, from a sales perspective and a profit perspective, happened in the first half of ’14, and really includes the dispensing and the trailers piece. Those two big pieces happened really early in the year, so not much impact here in the third and fourth quarter, a little bit in the third, not a lot in the fourth. The orders impact actually was in 2013, right, because those orders happened in the third and fourth quarter of 2013 and they got shifted into the first and second quarter of ’14.

Charley Brady: Okay. So, I guess what I’m looking at is the 7% decline in fire, safety and diversified. Is that mostly coming out of dispensing, which tends to have a lot higher European exposure?

Andrew Silvernail: That’s exactly right.

Heath Mitts: That’s exactly right, Charley.

Charley Brady: Okay, all right. Can you give me what the share count was at the end of the year, rather than the average?

Andrew Silvernail: The actual closing number is 78.8.

Charley Brady: Okay.

Andrew Silvernail: I think the average number we’re looking is what, 78.2, kind of low 78s for the full year-yes, 78.2 is what we’re looking at for 2015.

Charley Brady: Fully diluted, correct?

Andrew Silvernail: Yes, yes, weighted.

Heath Mitts: Full year, fully diluted weighted average shares, 78.2.

Charley Brady: Okay. Thanks.

Operator: The next question is from the line of Kevin Maczka with BB&T. Please go ahead with your question.

Kevin Maczka: Thanks. Good morning.

Andrew Silvernail: Good morning, Kevin.

Kevin Maczka: Can we just touch on the restructuring again a little bit more? You’ve been doing a nice job on productivity and you expect more of that in the new year, but in Q4 we had formal restructuring in all three segments. Can you just give a little more detail there on what was done, is this all footprint related, and I think I know the answer, but is this it as far as the foreseeable actions in 2015?

Andrew Silvernail: Kevin, we started looking at this in kind of the late spring of 2014, and what really allowed us to do this is the great work we’ve done in terms of complexity reduction across our businesses, and it really availed the opportunities to get more competitive with the cost structure and to move resources, more resources into growth. So, we started looking at it in kind of the late spring of the year and we really wanted to make sure that we got it done before the end of 2014. The numbers that we’re talking about here are principally wage related, right? So, ’14, there’s 15 million of savings, $0.14 is principally wage related. By the way, that included the businesses and corporate, so it was across the entire corporation that we were able to take a hard look at it.

In terms of other things, nothing on the table today. I will tell you that we’re kind of always looking at opportunities where we can do that, and certainly, any meaningful acquisition would give us opportunity to go after that. So, we’re not planning on-we’re not serial restructurers, that’s not our gig, but if we get the opportunity to take a big chunk of cost out, we’re going to do it.

Kevin Maczka: Okay, very helpful. That’s all I had. Thank you.

Andrew Silvernail: Thanks, Kevin.

Operator: The next question comes from the line of Joe Radigan with Keybanc. Please go ahead with your question.

Joe Radigan: Thanks. Good morning, guys. Andy, you’ve talked about making your own luck for a while now. Do you track, or are you able to quantify how much organic growth you think is coming from share gains, new products, geographic expansion, all that stuff you’re investing in, versus the underlying market growth rate, or how do you think about that?

Andrew Silvernail: Our goal has really been how do you find 200 to 300 basis points above market, how do you do that, and if you look at, say, call it the 2000 to 2010, that timeframe, or maybe even 2000 to 2012, we delivered just under one point of incremental growth above what we look at our market growth, and we want to get another 100 to 200 basis points above that. What I would say is, certainly, over the last couple of years-I have to kind of break it down specifically, but I bet it’s a point-and-a-half that we’ve gotten incrementally from the growth investments, over and above market growth, maybe two points. So, I feel pretty good about the benefits that we’re getting there.

If you remember back in late 2012, we also moved a bunch of cash, bunch of money into growth initiatives, and throughout 2013 and 2014, those happened in smaller ways, the reallocation, but the 12 million that we’re talking about reallocating here is some bigger chunks of opportunity.

So, I want to get 200 to 300 basis points above market, I think that would be outstanding, it would drive tremendous value for our customers and for our shareholders.

Joe Radigan: Okay. Maybe as a follow-on to that, excluding that project activity, that your guidance says the core organic growth rate in your guidance is 3 to 5%, is any of that baked in there, or you think it’s upside to that number if you continue to succeed kind of with these initiatives?

Andrew Silvernail: I think the 3 to 5% is going to be 200 to 300 basis points above market, if you just kind of looked at the global market. If we nail that core 3 to 5%, we’re going to have delivered on that promise, and I feel good about that. Now, the 12 million that we’re putting to work here really kind comes out of the restructuring that we’re doing, that’s going to show up in ’16 and ’17.

We’ve talked about this before. The beauty of IDEX and why we have such outstanding fundamental economics in the business, from a cash perspective and from an income perspective, is the stickiness of the markets and the highly engineered nature of what we do. The downside to that is that market share-the downside from an offensive perspective is market share moves glacially in these businesses and new product adoption is very, very slow, because our customers tend to be pretty conservative. If you look at kind of what I call full absorption rate of a new product, it can be two to five years of any business. So, the investments that we’re making today are really going to show up in ’16 and ’17.

One way to look at this is you say, “Hey, you know what? We’re not going to make these investments. We’re going to take the $0.05 to $0.10 and we’re going to put it in our pocket and cover the FX headwind.” So, if you look at the numbers that we have, 100% of the difference between kind of what you guys were calling and where we are today is FX, you know, 100% of that is FX. So, we could have kind of put that in our pocket, and, frankly, for 2015, that’d be fine, but we’d lose the opportunity to accelerate organic growth, continue to accelerate organic growth in ’16, ’17, and beyond.

Joe Radigan: That makes a lot of sense. Maybe just last for me. You’ve been a little more cautious on China for a while now, too, probably ahead of the curve in that regard. Can you talk a little bit more about the tone you’re seeing there currently? I know you said it’s still choppy, but can you frame that a little bit? Does that mean you expect sort of a continued deceleration in growth, are you seeing any signs that maybe there’s some stabilization there, or even improvement in ’15?

Andrew Silvernail: I was there later in the year, in November of the year, and what I would say is that-I mean, obviously, the headline growth rates that are talked about in China are not real, right? Fundamentally, they’re inflated numbers, right? I think the underlying number that we kind of look at as probably a market growth rate in our type of business is kind of 5-ish percent, that would be my estimate, but with that, it’s really lumpy.

As an example, one of the things that’s driving lumpiness right now is the anti-corruption probes. That’s lasted longer and it’s even more impactful than we thought, really, last year, and what’s happens-the best example it impacts is our Dinglee business and rescue-you see procurement offices kind of shut down when those probes kind of work themselves through. So, there are a lot of things that are non-they’re more policy related than they are purely economic related that impact that.

So, the net of that is, is I think it’s kind of a mid-single-digit market growth rate in our businesses, with lumpiness, and what we say internally and what we say externally is when I think 10 years from now, that’s going to be a much bigger business for us. It is profitable today, it’s going to be profitable in the future, we’ve got to be there, but you have to live with the volatility.

Joe Radigan: Great. Thanks, Andy.

Andrew Silvernail: Thanks.

Operator: Thank you. Our next question comes from the line of Mark Douglass with Longbow. Please go ahead with your question.

Mark Douglass: Hi, good morning, gentlemen.

Andrew Silvernail: Hey, Mark.

Mark Douglass: Andy, did I hear you right, you said you expect low-single-digit organic across all the segments?

Andrew Silvernail: For the year.

Mark Douglass: For the year?

Andrew Silvernail: Yes, pretty much, yes.

Mark Douglass: Oh, okay. Could you talk about that? It seems a little surprising. I guess I figured … (cross talking).

Andrew Silvernail: Diversified is going to have some challenges, right, for the first half, so I apologize, let me backtrack that. The first half, diversified is going to be challenged. If you look at HST, at FMT, they’re going to kind of be low to mid-single-digit, and FST, I think when you look at the first half, which is going to have a dramatic impact, that will be strongly negative, and it’ll be kind of flat to down a couple points in total for the year. So, I apologize for the confusion, Mark.

Mark Douglass: Oh, okay. That’s kind of what I was thinking, more flat to down, the others reasonably good growth, even HST … (cross talking).

Andrew Silvernail: Yes, I think so. I think you’ll see HST and FMT have pretty solid years.

Mark Douglass: Okay, great. Then, looking at the profitability in HST some more, you mentioned IOP has really turned the corner-well, more than turned the corner.

Andrew Silvernail: Yes.

Mark Douglas: This is doing a lot better. I know that was a big project for a couple of years, but you still are spending, or spent almost 5 million on HST. I was surprised you spent a lot more in that business given how well it’s already running. What did you do there and what did you see there that could make that business even better?

Andrew Silvernail: You know, I think where you’ve got to start from, really, in all of these businesses is kind of what is what I call the economic potential of these businesses, and across HST-and really, I mean, all of IDEX, but HST specific to this conversation-you have very, very high contribution margins, and so there are kind of two ways of driving profitability from that. One, obviously, is volume and holding down the cost base, so you get tremendous flow-through on that. The other one is when you have those high contribution margins there’s a lot of room between contribution margin and op profit to go and drive productivity. So, we’ve been making very strong overall investments in productivity across the platforms in HST, and it’s paying off. IOP, as an example, this is a business that is now in the 23/24% EBITDA range. That’s a business that, to your point, has more than turned the corner, and we really love the overall profitability of that business. It’s exactly what we thought it would be.

Mark Douglass: Okay. Then, Heath, what’s the capacity available for M&A or share repurchases?

Heath Mitts: Well, the balance sheet is not going to be a gating item. Given where our leverage is, given how much cash we have on the balance sheet today, and with our strong cash generation that we’ve always had as a corporation, we could, in theory-I mean, the number’s somewhere between $1.5 billion and $2 billion of deployment over, say, a two- to three-year period. That’s not the gating item. As Andy mentioned earlier, we’re going to intelligently increase our dividend as appropriate, we’re going to intelligently do the share buybacks, and we’re going to stay disciplined on the acquisitions, albeit we feel pretty good about where we are in terms of getting some things done this year, and as Andy mentioned earlier, you know, we’d be disappointed if we didn’t deploy at least 250 million towards M&A this year. So, the gating item is really more finding the right acquisitions and opportunities that fit our strategic profile, as well as our financial expectations.

Mark Douglass: Right, yes, certainly financing isn’t the issue, I was just kind of wondering, you know, if 250 sounds like what Andy thinks … (cross talking).

Andrew Silvernail: Yes, I mean … (cross talking).

Mark Douglass: You could certainly do more, right?

Andrew Silvernail: Absolutely, and there are things in our funnel that are meaningfully larger than that, right? It’s just they’re difficult to do, right? They are tightly-held businesses that people don’t necessarily want to part with.

Mark Douglass: Thank you.

Andrew Silvernail: Thanks.

Operator: Our next question is from the line of Joe Giordano with Cowen. Please go ahead with your question.

Joe Giordano: Hey, guys, thanks for taking the question. I think everyone appreciates how clean you always present your financials and you take it on the chin in terms of restructuring into the P&L, and I’m just curious as to how the internal discussion goes as to when you make a decision to call something out. Like, is it simply the magnitude of the actions?

Andrew Silvernail: Yes, it really is, and we even had the debate this time around, right, and we just said, hey, there’d be too much noise on ongoing basis if we didn’t kind of talk about it, you know, explicitly. So, it really is the magnitude. It’s not uncommon for us throughout any one year to eat a few million dollars in kind of ongoing restructuring stuff that we do, right, and we don’t talk about it, whether it’s facility consolidation or moving a business, et cetera, we typically just kind of eat it in the P&L, but when it’s this big, we felt that it was just really appropriate to talk about it.

Joe Giordano: Okay. So, it was nothing like strategically different about this type of restructuring, it was just the size of it was just larger, okay.

Andrew Silvernail: Really, I think the important thing here is it’s spread across the businesses, right, so this is not kind of two or three things that we did. It really is spread across all three segments.

Joe Giordano: Okay. Then, just lastly, on the M&A, maybe if you guys can provide a little bit of colour, without hurting your positioning here, as to where you’re seeing the best kind of opportunities, whether it’s on an end market perspective or if it’s on a geographic perspective? Any sort of colour there would be helpful.

Andrew Silvernail: I would say that the European deals are probably the best priced. The key for us there, though, is-and we’re looking at a number of them today-is if we’re going to do a European-based acquisition, it’s got to be something that principally-no, not principally, but has a very, very strong export component to it, and that’s meaningful to us, both in its existing business and our ability to globalize it. To buy a business that’s principally selling into Europe, that’s not a great positioning, but valuations-obviously, currency, but just overall valuations in local currency are more attractive, there’s no doubt about that.

US businesses are certainly at a premium. You’re seeing stronger overall organic growth. We haven’t yet seen multiples come down in the energy space, and, frankly, we’re looking pretty strong. In fact, we’ve got a great funnel in the energy space. We think long term, that’s a place we want to be, and we’re hopeful that kind of what’s going on here corrects some of the-frankly, some ridiculous multiples that have been out there for a couple of years.

In our chemical food process, a really nice funnel of business there; throughout HST, we’ve got a nice funnel of businesses that are more global-those businesses tend to be more global, anyway-and, really, nothing big in diversified. Historically, we haven’t looked at a lot of acquisitions in the diversified segment, although there are a few things that are nice strategic add-ons that we would do.

Joe Giordano: Great. Thank you very much, guys.

Andrew Silvernail: Thank you.

Operator: Thank you. At this time, I will turn the floor back to Mr. Andrew Silvernail for closing comments.

Andrew Silvernail: Well, thank you all for joining the call today. Obviously, we’re really pleased with how 2014 turned out, and really just congratulations to the team here in IDEX, throughout the businesses that have really delivered consistently, I think they’ve done a great job. As we look at 2015, obviously, the first half of the year we have comp challenges, we’ve known that, we’ve been talking about it with you guys for a while here, but we feel very, very good about what’s happening in the underlying businesses from an organic perspective, certainly from a profitability and cash perspective, and also our ability to deploy more capital than we have in M&A over the last few years.

So, I appreciate your support and we will talk to you here in 90 days. Take care.

Operator: This concludes today’s teleconference. You may disconnect your lines at this time and thank you for your participation.